SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 26, 2021

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Priestly Drive, Carlsbad, California 92008

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On October 26, 2021, International Stem Cell Corporation (the “Company”) and S Real Estate Holdings, LLC (“Co-Tenant”) entered into a lease agreement (the “Lease”) with Rehco Holdings (the “Landlord”) for the purpose of establishing the Company’s new corporate headquarters at 9745 Businesspark Ave, San Diego, CA (the “Premises”). The Premises will consolidate the Company’s Carlsbad and Oceanside offices, combining corporate, R&D, and manufacturing operations.

The lease covers approximately 7,260 square feet, which will be shared with the Co-Tenant and its affiliated entities. S Real Estate Holdings LLC is owned by Dr. Russell Kern, the Company’s Executive Vice President and Chief Scientific Officer and a director and was previously owned by Dr. Andrey Semechkin, the Company’s Chief Executive Officer and Co-Chairman of the Board of Directors.

The lease term will begin on November 1, 2021 (“Commencement Date”) and will continue for five years and two months, through December 31, 2026. The Company and the Co-Tenant will begin paying rent at the Commencement Date, at an initial combined rate of $10,890 per month (“Base Rent”). The monthly Base Rent will increase in accordance with the schedule set forth in the Lease, up to $12,933.90 at the conclusion of the lease.

Throughout the term of the Lease, the Company and the Co-Tenant are responsible for paying certain costs and expenses in addition to Base Rent, as specified in the Lease, including insurance, maintenance costs, taxes, and operating expenses. The Lease includes various covenants, indemnities, defaults, termination rights, and other provisions customary for lease transactions of this nature.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL STEM CELL CORPORATION

Date: November 1, 2021	By:	/s/ Sophia Garnette
Sophia Garnette
VP Legal Affairs and Operations